Exhibit 3.1

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

OPTIMUS HEALTHCARE SERVICES, INC.

Optimus Healthcare Services, Inc., a Florida corporation (the “Corporation”), in order to amend its Amended and Restated Articles of Incorporation in accordance with Section 607.1003 of the Florida Business Corporation Act (the “Act”), does hereby deliver the following Articles of Amendment in accordance with Section 607.1006 of the Act:

FIRST: The name of the Corporation is Optimus Healthcare Services, Inc.

SECOND: These Articles of Amendment contain an amendment (“Amendment”) to the Corporation’s Amended and Restated Articles of Incorporation, as originally filed on December 23, 2013 (the “Amended and Restated Articles of Incorporation”).

THIRD: The Amended and Restated Articles of Incorporation are hereby amended as follows:

(a) The first paragraph of Section 3 of the Amended and Restated Articles of Incorporation is deleted in its entirety and replaced with the following:

“The Corporation is authorized to issue 1,000,000,000 shares of common stock, $0.001 par value per share (“Common Stock”) and 100,000,001 shares of preferred stock, $0.001 par value per share, each having the rights set forth in these Articles of Incorporation (including any Certificate of Designation filed with the Secretary of State of the State of Florida establishing the terms of a series of Preferred Stock) (“Preferred Stock”). The authorized number of shares of any class of capital stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation entitled to vote on the matter. Except as may be required by a series of Preferred Stock or by applicable law, no separate vote of such class of capital stock, the authorized number of which is to be increased or decreased, shall be necessary to effect such change. In addition to the Series A Preferred Stock and the Series B Preferred Stock described below, shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate of amendment (a “Certificate of Designation”) pursuant to the Act, setting forth such resolution and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Amended and Restated Certificate of Incorporation. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board of Directors may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

FOURTH: This Amendment was adopted by the Corporation’s board of directors by unanimous consent on August 16, 2024 and by consent of a majority of the voting power of the shareholders on August 26, 2024. The number of votes cast for this Amendment by the shareholders was sufficient for approval.

Dated: September 18, 2024	By:	/s/ Cliff Saffron
	Name:	Cliff Saffron
	Title:	Interim CEO and General Counsel